Exhibit 2

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (the “Agreement”) is made as of December 18, 2013 by and among DFR Holdings, LLC, a Delaware limited liability company (the “Purchaser”) and GE Capital Equity Investments, Inc., a Delaware corporation (the “Seller”).

WHEREAS, the Purchaser and CIFC Parent Holdings LLC, a Delaware limited liability Company (“CIFC Parent”) have entered into that certain Stock Purchase Agreement dated as of December 2, 2013 (the “Primary Stock Purchase Agreement”), whereby it is contemplated that the Purchaser will purchase 9,090,909 shares of Common Stock of CIFC Corp., a Delaware corporation (the “Company”) from CIFC Parent (the “Primary Sale”) at a price per share equal to $9.00 in cash (the “Per Share Purchase Price”);

WHEREAS, in connection with the Primary Sale, the Purchaser and the Company have entered into the Third Amended and Restated Stockholders Agreement dated as of December 2, 2013 (the “Amended Stockholders Agreement”) which Amended Stockholders Agreement shall be effective as of the closing of the Primary Sale;

WHEREAS, in connection with the Primary Sale, the Seller has certain rights pursuant to (a) the Investment Agreement, dated as of September 24, 2012, by and between the Seller and the Company (the “GE Investment Agreement”), (b) the letter agreement, dated as of September 24, 2012, by and among the Seller, the Purchaser and CIFC Parent (the “GE Side Letter”), and (c) the letter agreement, dated on or about December 18, 2013, by and among the Seller, the Purchaser, CIFC Parent and the Company setting forth, among other things, the parties understandings with respect to the GE Investment Agreement, the GE Side Letter and this Agreement (collectively, with the GE Investment Agreement and the GE Side Letter, the “GE Documents”);

WHEREAS, the Seller desires to sell, and the Purchaser desires to buy, (a) 1,000,000 shares of Common Stock of the Company (the “Shares”) at a price per share equal to the Per Share Purchase Price, and (b) that certain Warrant No. A-1 of the Company and all of the rights of the Seller under such warrant with respect to the 2,000,000 Warrant Shares (as defined therein) covered thereby (collectively, the “Warrant” and, together with the Shares, the “Securities”) for $5,250,000, for an aggregate purchase price for the Securities of $14,250,000 (the “Purchase Price”), on the terms and conditions set forth in this Agreement; and

WHEREAS, it is the intention of the parties to this Agreement, that the transactions contemplated by this Agreement be a private sale of securities that is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”).

In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Purchase and Sale of Securities. Subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, the Seller hereby agrees to sell, transfer and assign to the Purchaser, and the Purchaser hereby agrees to purchase, the Securities, free and clear from all Liens (other than Liens arising under the Amended Stockholders Agreement, the GE Documents or applicable securities Law), for the Purchase Price.

Section 1.2 The Closing.

(a) The closing of the purchase and sale of the Securities under this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 53rd at Third, 885 Third Avenue, New York, New York 10022-4834, at 9:00 a.m., Eastern time, on the later to occur of (i) the second (2nd) business day after all of the conditions set forth in Article IV shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions at the Closing) and (ii) January 6, 2014 (provided that the Purchaser will use its reasonable best efforts to cause the Closing to occur on or before December 30, 2013 and provided further that the conditions set forth in Article IV have been satisfied or waived), or such other time and place as are mutually agreeable to the Purchaser and the Seller. The date on which the Closing occurs shall be the “Closing Date.”

(b) At the Closing:

(i) The Purchaser shall deliver to the Seller an amount equal to (A) the Purchase Price minus (B) the Primary Sale Expenses (as defined below) by wire transfer of immediately available funds, to the account designated by the Seller prior to the Closing;

(ii) On behalf of the Seller, the Purchaser shall pay to the Company and CIFC Parent an aggregate amount equal to the Primary Sale Expenses (to be allocated as determined in accordance with Section 6.2(a));

(iii) The parties shall cause a book entry transfer of the Shares to the Purchaser;

(iv) The Seller shall deliver to the Company an executed assignment of warrant in the form attached hereto as Exhibit A; and

(v) The Purchaser shall receive an executed warrant in the form attached hereto as Exhibit B, in replacement of the Warrant which shall thereafter be of no further force or effect.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Seller Representations: The Seller represents and warrants to the Purchaser as set forth in this Section 2.1.

(a) The Seller is duly formed, validly existing and in good standing under the Laws of Delaware with all requisite power and authority required to conduct its business as presently conducted.

(b) The Seller has all requisite corporate power and authority to execute and deliver this Agreement and all agreements, documents and instruments to be executed and delivered by the Seller to the Purchaser pursuant hereto and thereto (collectively, the “Seller Transaction Documents”) and to perform its obligations under the Seller Transaction Documents. The execution and delivery by the Seller of the Seller Transaction Documents and the performance by the Seller of its obligations thereunder have been duly authorized by all requisite corporate action of the Seller. No other action on the part of the Seller or its shareholders is necessary to authorize the execution, delivery and performance by the Seller of the Seller Transaction Documents.

(c) This Agreement has been, and upon their execution the other Seller Transaction Documents will have been, duly executed and delivered by the Seller. Assuming the Purchaser Transaction Documents (as defined below) have been duly authorized, executed and delivered by the Purchaser, this Agreement constitutes, and upon their execution each of the other Seller Transaction Documents will constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity regardless of whether enforcement is sought in equity or at Law.

(d) The execution and delivery of the Seller Transaction Documents by the Seller and the performance by the Seller of its obligations thereunder do not and will not:

(i) violate any provision of the Constituent Documents of the Seller; and

(ii) (A) conflict with or violate any applicable Law of any Governmental Authority having jurisdiction over the Seller or any part of the properties or assets of the Seller, (B) require the Consent of any Person under, violate, result in the termination or acceleration of or of any right under, give rise to or modify any right or obligation under (whether or not in combination with any other event or circumstance), or conflict with, breach or constitute a default under (in each case with or without notice, the passage of time or both), any Contract, permit or authorization to which the Seller is a party or by which any of its properties or assets is bound, (C) result in the creation or imposition of any Lien on any part of the properties or assets of the Seller, (D) violate any Order binding on the Seller or any part of its properties or assets, and (E) otherwise require any Governmental Approvals or any Third Party Consents.

(e) There is no litigation or governmental proceeding or investigation pending or, to the knowledge of the Seller, threatened, by or against the Seller or any of its Affiliates that (i) affects the Securities or (ii) seeks to enjoin, restrain or prohibit the transactions contemplated by this Agreement and the other Seller Transaction Documents and, to the knowledge of the Seller, no event has occurred and no circumstance exists that would be reasonably likely to be a basis for any such litigation.

(f) The Seller is the beneficial owner and sole record owner of the Securities. Except for this Agreement and the GE Documents, and restrictions under applicable securities Laws, there is no (i) agreement, arrangement or understanding with any other Person regarding the sale, transfer, voting or control of the Securities or (ii) Liens affecting the Securities. The Seller has not granted any powers of attorney that are presently outstanding with respect to the Securities.

(g) Except as set forth on Schedule 2.1(g) attached hereto, the Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 2.2 Purchaser Representations: The Purchaser represents and warrants to the Seller as set forth in this Section 2.2.

(a) The Purchaser is duly formed, validly existing and in good standing under the Laws of Delaware with all requisite power and authority required to conduct its business as presently conducted.

(b) The Purchaser has all requisite limited liability company power and authority to execute and deliver this Agreement and all agreements, documents and instruments to be executed and delivered by the Purchaser to the Seller pursuant hereto and thereto (collectively, the “Purchaser Transaction Documents” and, together with the Seller Transaction Documents, the “Transaction Documents”) and to perform its obligations under the Purchaser Transaction Documents. The execution and delivery by the Purchaser of the Purchaser Transaction Documents and the performance by the Purchaser of its obligations thereunder have been duly authorized by all requisite limited liability company action of the Purchaser. No other action on the part of the Purchaser or its members is necessary to authorize the execution, delivery and performance by the Purchaser of the Purchaser Transaction Documents.

(c) This Agreement has been, and upon their execution the other Purchaser Transaction Documents will have been, duly executed and delivered by the Purchaser. Assuming the Seller Transaction Documents have been duly authorized, executed and delivered by the Seller, this Agreement constitutes, and upon their execution each of the other Purchaser Transaction Documents will constitute, the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity regardless of whether enforcement is sought in equity or at Law.

(d) Other than filings required by Section 13 or Section 16 of the Exchange Act (which the Purchaser shall file with the SEC when and as the same is due), the execution and delivery of the Purchaser Transactions Documents by the Purchaser and the performance by the Purchaser of its obligations thereunder do not and will not:

(i) violate any provision of the Constituent Documents of the Purchaser; and

(ii) (A) conflict with or violate any applicable Law of any Governmental Authority having jurisdiction over the Purchaser or any part of the properties or assets of the Purchaser, (B) require the Consent of any Person under, violate, result in the termination or acceleration of or of any right under, give rise to or modify any right or obligation under (whether or not in combination with any other event or circumstance), or conflict with, breach or constitute a default under (in each case with or without notice, the passage of time or both), any Contract, permit or authorization to which the Purchaser is a party or by which any of its properties or assets is bound, (C) result in the creation or imposition of any Lien on any part of the properties or assets of the Purchaser, (D) violate any Order binding on the Purchaser or any part of its properties or assets, and (E) otherwise require any Governmental Approvals or any Third Party Consents.

(e) There is no litigation or governmental proceeding or investigation pending or, to the knowledge of the Purchaser, threatened, by or against the Purchaser or any of its Affiliates that seeks to enjoin, restrain or prohibit the transactions contemplated by this Agreement and the other Purchaser Transaction Documents and, to the knowledge of the Purchaser, no event has occurred and no circumstance exists that would be reasonably likely to be a basis for any such litigation.

(f) The Purchaser has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Securities and is able financially to bear the risks thereof. The Purchaser is acquiring the Securities for its own account, for investment only, and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable Law, and the Purchaser has no present or contemplated agreement, undertaking, arrangement obligation, indebtedness, or commitment providing for the distribution or sale thereof. The Purchaser acknowledges and agrees that the Securities have not been registered under the Securities Act and may not be sold, pledged or otherwise transferred by the Purchaser without compliance with the registration provisions of the Securities Act or an exemption therefrom.

(g) The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(h) The Purchaser has taken all necessary actions to initiate the “capital call” and other related transactions necessary to ensure sufficient availability of funds to pay the Purchase Price in cash on the Closing Date and to effect the transactions contemplated hereby.

ARTICLE III

COVENANTS

Section 3.1 Release.

(a) The Purchaser acknowledges that the Seller may possess material nonpublic information regarding the Company not known to the Purchaser (the “Seller Information”). The Seller Information may or may not be material, may or may not have been publicly disclosed by or on behalf of the Company or the Seller, directly or indirectly, and may or may not be available to Purchaser from sources other than the Company or the Seller. Effective upon the Closing, the Purchaser hereby:

(i) agrees that none of the Seller, its directors, officers, partners, stockholders, members, investors, employees, attorneys, agents or representatives or any Affiliate of the foregoing (together, with the successors and assigns of any such Person, the “Seller Released Parties”) shall have any liability to the Purchaser or its Affiliates (or any of their respective successors, assigns or heirs) with respect to the existence, possession or non-disclosure of any Seller Information, whether arising directly or indirectly, primarily or secondarily, by contract or operation of law or otherwise, including as a matter of contribution, indemnification, set-off, rescission, or reimbursement;

(ii) irrevocably and fully waives, releases, acquits and discharges forever any right, claim or cause of action, at law or in equity, arising from or relating to, directly or indirectly, the existence, possession or non-disclosure of any Seller Information, including without limitation pursuant to Sections 10(b) and 20A of the Exchange Act, or the rules and regulations promulgated by the SEC under the Exchange Act, and relinquishes all rights and remedies accorded by applicable Law to a buyer of securities with respect to the Securities to the maximum extent permitted by Law, as well as all rights to participate in any claim, action or remedy others may now or hereafter have with respect to the foregoing;

(iii) with respect to the purchase and sale of the Securities, releases and discharges each Seller Released Party of and from any and all suits, demands, obligations, liabilities, claims and causes of action, contingent or otherwise, of every kind and nature, at law and in equity, which Purchaser and/or its Affiliates

(or any of their respective successors, assigns or heirs) may have against any Seller Released Party, to the extent arising from or in connection with the existence, possession or non-disclosure of any Seller Information whether asserted, unasserted, absolute, contingent, known or unknown;

(iv) represents to each Seller Released Party that (A) it has not assigned any claim or possible claim against any Seller Released Party, (B) it fully intends to release all claims against the Seller Released Parties as set forth above, and (C) it has been advised by, and has consulted with, counsel with respect to the execution and delivery of this Agreement and has been fully apprised of the consequences of the waivers and releases set forth in this Section 3.1(a); and

(v) agrees not to institute any action against any Seller Released Party with respect to any of the claims released pursuant to this Section 3.1(a).

(b) The Seller acknowledges that the Purchaser may possess material nonpublic information regarding the Company not known to the Seller (the “Purchaser Information”). The Purchaser Information may or may not be material, may or may not have been publicly disclosed by or on behalf of the Company or the Purchaser, directly or indirectly, and may or may not be available to Seller from sources other than the Company or the Purchaser. Effective upon the Closing, the Seller hereby:

(i) agrees that none of the Purchaser, its directors, officers, partners, stockholders, members, investors, employees, attorneys, agents or representatives or any Affiliate of the foregoing (together, with the successors and assigns of any such Person, the “Purchaser Released Parties”) shall have any liability to the Seller or its Affiliates (or any of their respective successors, assigns or heirs) with respect to the existence, possession or non-disclosure of any Purchaser Information, whether arising directly or indirectly, primarily or secondarily, by contract or operation of law or otherwise, including as a matter of contribution, indemnification, set-off, rescission, or reimbursement;

(ii) irrevocably and fully waives, releases, acquits and discharges forever any right, claim or cause of action, at law or in equity, arising from or relating to, directly or indirectly, the existence, possession or non-disclosure of any Purchaser Information, including without limitation pursuant to Sections 10(b) and 20A of the Exchange Act, or the rules and regulations promulgated by the SEC under the Exchange Act, and relinquishes all rights and remedies accorded by applicable Law to a seller of securities with respect to the Securities to the maximum extent permitted by Law, as well as all rights to participate in any claim, action or remedy others may now or hereafter have with respect to the foregoing;

(iii) with respect to the purchase and sale of the Securities, releases and discharges each Purchaser Released Party of and from any and all suits, demands, obligations, liabilities, claims and causes of action, contingent or otherwise, of every kind and nature, at law and in equity, which Seller and/or its Affiliates (or any of their respective successors, assigns or heirs) may have against any Purchaser Released Party, to the extent arising from or in connection with the existence, possession or non-disclosure of any Purchaser Information whether asserted, unasserted, absolute, contingent, known or unknown;

(iv) represents to each Purchaser Released Party that (A) it has not assigned any claim or possible claim against any Purchaser Released Party, (B) it fully intends to release all claims against the Purchaser Released Parties as set forth above, and (C) it has been advised by, and has consulted with, counsel with respect to the execution and delivery of this Agreement and has been fully apprised of the consequences of the waivers and releases set forth in this Section 3.1(b); and

(v) agrees not to institute any action against any Purchaser Released Party with respect to any of the claims released pursuant to this Section 3.1(b).

(c) Notwithstanding anything herein to the contrary, the provisions of Sections 3.1(a) and 3.1(b) above shall not be deemed to constitute a release or discharge of, or otherwise apply to, any claim or cause of action, at law or in equity, of either party against the other party for breach of any representation or warranty made under this Agreement or the other Transaction Documents.

Section 3.2 [Reserved]

Section 3.3 [Reserved]

Section 3.4 [Reserved]

Section 3.5 Efforts. Without limitation of anything in this Agreement (including but not limited to the Purchaser’s obligation to use its reasonable best efforts to cause the Closing to occur on or before December 30, 2013), each party shall use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the transactions contemplated hereby as promptly as practicable.

Section 3.6 Confidentiality; Public Announcements. Each party agrees to keep the terms of this Agreement confidential, except to the extent required by applicable Law (including the rules and regulations promulgated by the SEC or NASDAQ) or for financial reporting purposes and except that such party may disclose such terms to its officers, managers, directors, employees, equityholders, accountants, counsel, consultants, advisors, agents and other Affiliates as necessary in connection with the ordinary conduct of its business (so long as such Persons are informed by such party of the confidential nature of such information and are directed by such party to treat such information confidentially in accordance with this Agreement). Except as may be required by Law, including the rules and regulations promulgated by the SEC or NASDAQ, the parties agree that no public release or announcement by any party concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the other party. If any such public announcement is required by Law to be made by any party, prior to making such announcement, such party will deliver a draft of such announcement to the other party, and shall give such other party reasonable opportunity to comment thereon and use good faith efforts to consider any reasonable and timely comments provided by such other party. Notwithstanding the foregoing, nothing here shall restrict any party from reporting the number of Securities to be purchased and sold pursuant to this Agreement or the Purchase Price therefor in a filing made pursuant to Section 13 or Section 16 of the Exchange Act and no party shall have any right to consent to, or provide comments on, any such filing.

Section 3.7 Confidentiality of Company Information.

(a) From and after the Closing, (i) the Seller will treat confidentially and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with the Transaction Documents and the transactions contemplated thereby and (ii) promptly following the request of the Company or the Purchaser, the Seller shall either deliver to the Company or, at the election of the Seller, destroy all tangible embodiments (and all copies) of the Confidential Information that are in its possession; provided, that such destruction shall be confirmed in writing to the Company by an officer or manager of the Seller.

(b) Notwithstanding anything in Section 3.7(a) to the contrary, in the event that at any time after the Closing the Seller is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, the Seller will notify the Purchaser promptly of the request or requirement so that the Purchaser may (at its own expense) seek an appropriate protective order or waive compliance with the provisions of this Section 3.7. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use its commercially reasonable efforts to obtain, at the request and expense of the Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser shall designate.

(c) For purposes of this Agreement, “Confidential Information” means any information concerning the businesses and affairs of the Company and its Subsidiaries that is not already generally available to the public, including without limitation the Seller Information; provided, Confidential Information shall not include (i) any information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions or omissions of the Seller or its Representatives (as defined below) in violation of this Section 3.7, (ii) information that is or becomes available to the Seller or its Representatives on a nonconfidential basis from a source other than the Company or the Purchaser (provided that such source is not known by the Seller, after reasonable inquiry, to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation to, the Company or the Purchaser that prohibits such disclosure) or (iii) has been or is independently developed by the Seller or its Representatives without the use of the Confidential Information.

(d) Notwithstanding anything in this Section 3.7 to the contrary, nothing herein shall (i) prohibit the Seller from disclosing Confidential Information to any affiliate of the Seller or any director, manager, officer, investor, employee, attorney, accountant or other representative of the Seller or any of its affiliates (any such person, to the extent such person receives Confidential Information, a “Representative”), provided that (A) such Representative is informed of the confidential nature of the Confidential Information and (B) the Seller shall be responsible for any action of any of its Representatives that would constitute a breach of this Section 3.7 if such action had been taken by the Seller, (ii) prohibit the Seller or any of its Representatives from retaining such copies of the Confidential Information as required by Law or document retention policies (any such retained copies to remain subject to the terms hereof) or (iii) require the erasure, deletion, alteration or destruction of back-up tapes and other back-up media made in the ordinary course of business.

ARTICLE IV

CONDITIONS TO CLOSING

Section 4.1 Conditions to the Obligations of the Purchaser. The obligation of the Purchaser to purchase the Securities at the Closing is subject to the fulfillment of each of the following conditions, any one or more of which may be waived by the Purchaser.

(a) All waivers, consents, approvals and actions of any governmental authority or regulatory body or other Person required to be obtained by the Seller in connection with this Agreement shall have been obtained.

(b) No action, suit, or proceeding shall be pending or threatened before any court or other governmental body wherein an unfavorable order would (i) prevent or delay the consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

(c) The representations and warranties of the Seller set forth in this Agreement and in any document, instrument or certificate delivered hereunder shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date.

(d) The Seller shall have performed in all material respects all of the covenants and agreements to the extent required to be performed by it under this Agreement at or prior to the Closing.

(e) The Primary Sale shall have been consummated in accordance with the Primary Stock Purchase Agreement.

(f) The Purchaser shall have received an executed warrant in the form attached hereto as Exhibit B, in replacement of the Warrant which shall thereafter be of no further force or effect.

Section 4.2 Conditions to the Obligations of the Seller. The obligations of the Seller under this Agreement are subject to the fulfillment of each of the following conditions, any one or more of which may be waived:

(a) All waivers, consents, approvals and actions of any governmental authority or regulatory body or other Person required to be obtained by the Purchaser in connection with this Agreement shall have been obtained.

(b) No action, suit, or proceeding shall be pending or threatened before any court or other governmental body wherein an unfavorable order would (i) prevent or delay the consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

(c) The representations and warranties of the Purchaser set forth in this Agreement and in any document, instrument or certificate delivered hereunder shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date.

(d) The Purchaser shall have performed in all material respects all of the covenants and agreements to the extent required to be performed by it under this Agreement at or prior to the Closing.

(e) The Purchaser shall have made the payment set forth in clause (i) of Section 1.2(b).

ARTICLE V

TERMINATION

Section 5.1 Generally. The parties may terminate this Agreement as provided below:

(a) by mutual written consent of the parties at any time prior to the Closing;

(b) by the Purchaser, by giving written notice to the Seller any time prior to the Closing, (i) in the event the Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Purchaser has notified the Seller of such breach, and such breach has continued without cure or waiver for a period of ten (10) days after the written notice of such breach, (ii) if satisfaction of any of the conditions in Section 4.1 becomes impossible and the Purchaser has not waived in writing such condition (provided that the failure to satisfy the applicable condition or conditions has occurred by reason other than through the failure of the Purchaser to comply with its obligations under this Agreement), or (iii) if the Closing shall not have occurred on or before January 31, 2014 (other than through the failure of the Purchaser to comply fully with its obligations under this Agreement);

(c) by the Seller, by giving written notice to the Purchaser any time prior to the Closing, (i) in the event the Purchaser has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Purchaser of such breach, and such breach has continued without cure or waiver for a period of ten (10) days after the written notice of such breach, (ii) if satisfaction of any of the conditions in Section 4.2 becomes impossible and the Seller has not waived in writing such condition (provided that the failure to satisfy the applicable condition or conditions has occurred by reason other than through the failure of the Seller to comply with its obligations under this Agreement), or (iii) if the Closing shall not have occurred on or before January 31, 2014 (other than through the failure of the Seller to comply fully with its obligations under this Agreement).

Section 5.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 5.1, no party shall have any liability or further obligation to any other party (and its respective directors, officers, employees, partners, members or other equity holders) and all rights and obligations of any party hereto shall cease, and no party shall be entitled to any monetary damages or injunctive relief (including specific performance) as a result of such termination; provided, however, that in no event shall any termination of this Agreement limit or restrict the rights and remedies of any party against any other party that has committed fraud or that has willfully breached any of the provisions of this Agreement prior to the termination hereof; and provided further, that the provisions of Section 3.6 (Confidentiality; Public Announcements) and Article VI (Miscellaneous) shall remain in full force and effect following the termination of this Agreement and the parties shall be entitled to specific performance pursuant to Section 6.6 below to enforce the provisions thereof.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Survival of Representations and Warranties. The representations and warranties made herein and in the other Transaction Documents (a) shall be deemed to have been relied upon by the party or parties to whom they are made, and shall survive the execution and delivery hereof and the Closing contemplated hereby regardless of any investigation on the part of such party or its representatives and (b) shall bind the parties’ successors, heirs and assigns (including, without limitation, any successor by way of acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement or the other Transaction Documents, all such representations and warranties shall inure to the benefit of the parties (subject to Section 6.8 below) and their respective successors, heirs and assigns, whether so expressed or not.

Section 6.2 Expenses. Each party hereto shall pay its own costs and expenses (including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated hereby; provided, however, that (a) 14.833% of the reasonable costs and expenses incurred by CIFC Parent and the Company in connection with the Primary Sale, as set forth in one or more invoices delivered by CIFC Parent and the Company (as applicable) to the Seller and the Purchaser no later than one (1) business day prior to the Closing (the amount of such percentage, the “Primary Sale Expenses”), shall be paid in accordance with Section 1.2(b) hereof and (b) in the event any suit, action, arbitration or other proceeding of any nature whatsoever is instituted in connection with any controversy arising out of this Agreement or any of the other Transaction Documents, or to interpret or enforce any rights hereunder or thereunder, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred by the prevailing party including court costs, attorneys’ fees, and all other related expenses incurred in such suit, action, arbitration or other proceeding.

Section 6.3 Notices. All notices, demands and other communications pertaining to this Agreement (“Notices”) shall be in writing and addressed as follows:

If to the Purchaser:

DFR Holdings, LLC

c/o Columbus Nova

900 Third Avenue, 19th Floor

New York, NY 10022

Attention: Paul Lipari

Facsimile: (212) 308-6623

with copies to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention:     James C. Gorton, Esq. & David S. Allinson, Esq.

Facsimile:     (212) 751-4864

Email:           james.gorton@lw.com; david.allinson@lw.com

If to the Seller:

GE Capital Equity Investments, Inc.

201 Merritt 7

Norwalk, CT 06856

Attention: CIFC Account Manager

Facsimile: (203) 956-4005

E-mail: equity.portfolio@ge.com

with copies to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Eric S. Shube

Facsimile: (212) 610-6399

E-mail: eric.shube@allenovery.com

Notices shall be deemed given (a) on the first (1st) business day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery, (b) upon machine generated acknowledgement of receipt after transmittal by facsimile if so acknowledged to have been received before 5:00 p.m. on a business day at the location of receipt and otherwise on the next following business day or (c) when sent, if sent by electronic mail before 5:00 p.m. on a business day at the location of receipt and otherwise the next following business day. Any party may change the address to which Notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving Notice.

Section 6.4 Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CHOICE OF LAW RULES THAT WOULD APPLY THE LAWS OF ANY OTHER JURISDICTION.

Section 6.5 Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably consents and agrees that any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim, in whole or in part, arising out of, related to, based upon or in connection with this Agreement or the subject matter hereof shall be brought only in the courts of the State Courts of the State of New York, New York County or the United States District Court located in the State of New York, New York County, (b) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of forum non conveniens or otherwise. Each party hereby (i) consents to service of process in any such action in any manner permitted by New York law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.3, shall constitute good and valid service of process in any such action, and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 6.6 Specific Performance. The parties to this Agreement each acknowledge that each party would not have an adequate remedy at law for money damages in the event that any of the covenants hereunder have not been performed in accordance with their terms, and therefore agree that each other party hereto shall be entitled to specific enforcement of the terms hereof (including, without limitation, the consummation of the transactions contemplated under this Agreement and the other Transaction Documents) and any other equitable remedy to which such party may be entitled. Each of the parties hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

Section 6.7 Waiver of Jury Trial. The parties each hereby waive trial by jury in any judicial proceeding involving, directly or indirectly, any matters (whether sounding in tort, contract or otherwise) in any way arising out of, related to or connected with this Agreement or the transactions contemplated hereby.

Section 6.8 Binding Effect; Persons Benefiting; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. Without the prior written consent of the other party hereto, this Agreement may not be assigned by either party hereto and any purported assignment made without such consent shall be null and void.

Section 6.9 Counterparts. This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original and each of which shall constitute one and the same instrument.

Section 6.10 Entire Agreement. This Agreement, including the Schedules, Exhibits, Annexes, certificates and lists referred to herein and the other Transaction Documents constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, written or oral, between the parties with respect to such subject matter.

Section 6.11 Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance, is invalid or unenforceable in any jurisdiction: (a) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of their invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability of such provision affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 6.12 Amendments and Waivers. This Agreement may not be amended, altered or modified except by written instrument executed by the Purchaser and the Seller. The failure by any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. Any waiver made by any party hereto in connection with this Agreement shall not be valid unless agreed to in writing by such party.

Section 6.13 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

Section 6.14 Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each such party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

Section 6.15 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person provided, that for purposes of this Agreement, the Company and its Subsidiaries shall not be deemed to be Affiliates of the Purchaser and the Purchaser shall not be deemed to be an Affiliate of the Company and its Subsidiaries. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

“Consents” means all consents, notices, authorizations, novations, Orders, waivers, approvals, licenses, accreditations, certificates, declarations, filings or expiration of waiting periods, non-objection or confirmation by a rating agency that an action or event will not result in the reduction or withdrawal of a rating.

“Constituent Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation (for the avoidance of doubt, including any certificates of designation with respect to capital stock of such Person), corporate charter or memorandum and articles of association, as the case may be, and bylaws, with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document, and with respect to any other Person, its comparable organizational documents, in each case, as amended or restated.

“Contract” means any written or oral contract, agreement, lease, license, indenture, note, bond, mortgage, loan, instrument, conditional sale contract, guarantee commitment or other arrangement, understanding, undertaking or obligation.

“Equity Interest” means any type of equity ownership in an entity, including partnership interests in a general partnership or limited partnership, membership interests in a limited liability company, stock or similar security in a corporation or the comparable instruments for any other entity or any other interest entitling the holder thereof to participate in the profits of such entity, the proceeds or the disposition of such entity or any portion thereof or to vote for the governing body of such entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Approvals” means all Consents of a Governmental Authority required in connection with the transactions contemplated hereby.

“Governmental Authority” means any foreign, federal, state or local governmental, judicial, legislative, regulatory or administrative agency, commission or authority, and any court, tribunal or arbitrator(s) of competent jurisdiction, including Self-Regulatory Organizations.

“Law” means any statute, code, Order, law, ordinance, rule, regulation or other requirement of any Governmental Authority (including, for the sake of clarity, common law).

“Lien” means any lien, pledge, encumbrance, mortgage, deed of trust, security interest, equity, claim, lease, license, charge, option, adverse right, right of first or last negotiation, offer or refusal, easement or transfer restriction of any kind or nature whatsoever, whether arising by agreement, operation of Law or otherwise.

“NASDAQ” means the NASDAQ Stock Market LLC.

“Order” means any judgment, order, injunction, stipulation, decree, writ, doctrine, ruling, assessment or arbitration award or similar order of any Governmental Authority.

“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“SEC” means the United States Securities and Exchange Commission or any successor entity thereto.

“Self-Regulatory Organization” means each national securities exchange in the United States of America or other commission, board, agency or body that is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which any Party or any of their respective Subsidiaries is otherwise subject.

“Subsidiary” means, with respect to any Person, a corporation or other Person of which more than fifty percent (50%) of the voting power of the outstanding voting Equity Interests or more than fifty percent (50%) of the outstanding economic Equity Interest is held, directly or indirectly, by such Person.

“Third Party Consents” means all consents or waivers or notices to any party (other than a Governmental Authority) to any Contract to which any of the Parties hereto is a party or by which any of their respective assets or properties are bound.

Remainder of Page Left Intentionally Blank

IN WITNESS WHEREOF, the parties have caused this Securities Purchase Agreement to be executed as of the date first above written.

PURCHASER:

DFR HOLDINGS, LLC

By:	/s/ Andrew Intrater
Name:	Andrew Intrater
Title:	Authorized Signatory

SELLER:

GE CAPITAL EQUITY INVESTMENTS, INC.

By:	/s/ Rich Fraser
Name:	Rich Fraser
Title:	Vice President

Signature Page to Purchase Agreement

Schedule 2.1(g)

None.

Exhibit A

Form of Assignment of Warrant

ASSIGNMENT OF WARRANT

FOR VALUE RECEIVED the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the assignee named below all the rights of the undersigned under this Warrant with respect to the number of Warrant Shares covered thereby set forth hereinbelow:

Name of Assignee	Address	Number of Warrant Shares
DFR Holdings, LLC	c/o Columbus Nova 900 Third Avenue, 19th Floor New York, NY 10022 Attention: Paul Lipari	2,000,000 Warrant Shares

Dated:

GE CAPITAL EQUITY INVESTMENTS, INC.

By:
Name:
Title:

Witness:

Name:

A-1

Exhibit B

Form of Warrant

THE SECURITIES OF THE ISSUER REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE STATE SECURITIES LAWS OF ANY STATE. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

No. of Shares of Common Stock: 2,000,000	Warrant No. A-2

WARRANT

to Purchase

Common Stock of

CIFC Corp.

THIS IS TO CERTIFY THAT, for value received, DFR Holdings, LLC, a Delaware limited liability company (“DFR Holdings”), is entitled to purchase in whole or in part from time to time from CIFC Corp., a Delaware corporation (together with any successor thereto, the “Issuer”), at any time during the Exercise Period, the number of Warrant Shares (subject to adjustment as provided herein) shown above at a purchase price of $6.375 per Warrant Share (subject to adjustment as provided herein) (the “Exercise Price”). Certain capitalized terms used in this Warrant are defined in Section 1.02.

This warrant to Purchase Common Stock (this “Warrant,” and collectively with any other Warrants to Purchase Common Stock issued upon any transfer of all or a portion of this Warrant, the “Warrants”) has been issued in replacement of Warrant No. A-1 issued to GE Capital Equity Investments, Inc. on September 24, 2012 (the “Original Warrant”) pursuant to Section 3 of the Original Warrant, which Original Warrant is of no further force or effect effective upon the issuance of this Warrant.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Warrant, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Certain Definitions.

1.01 Reserved.

1.02 Other Definitions. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.02 or in other provisions of this Warrant in the singular shall have the same meanings when used in the plural and vice versa):

“Action” means any judicial, legislative, administrative or arbitral actions, suits, investigations, audits, claims or other proceedings by or before a Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; provided, that for purposes of this Warrant, the Issuer and its Subsidiaries, on one hand, shall not be deemed to be Affiliates of any DFR Holder, on the other hand. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

“Board” means, as of any date, the Board of Directors of the Issuer in office on that date.

“Business Day” means a day other than Saturday, Sunday or any other day on which banks located in New York, New York are authorized or obligated by Law to close. If a payment date is not a Business Day, payment may be made at such place on the next succeeding day that is a Business Day, and no interest on the amount of such payment shall accrue for the intervening period.

“Closing Price” with respect to any securities on any day means (a) the closing sale price as of 4:00 p.m. Eastern Time on such day or any earlier final closing on such day or, if no such sale takes place on such day, the average of the reported high and low bid prices on such day, in each case on NASDAQ, or the New York Stock Exchange, as applicable, or, if such security is not listed or admitted to trading on such national market or exchange, on the national stock exchange or SEC-recognized trading market in the United States on which such security is quoted or listed or admitted to trading, or, (b) if such securities are not quoted or listed or admitted to trading on any national stock exchange or SEC-recognized trading market in the United States, the average of the high and low bid prices of such security on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated or a similar generally accepted reporting service in the United States, or, if not so available, in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board for that purpose, or (c) if the information in (a) and (b) is not available, a price determined in good faith by the Board, whose determination shall be conclusive and described in a resolution of the Board.

“Common Stock” means the Common Stock, $0.001 par value per share, of the Issuer.

“Common Stock Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, (a) the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise), or (b) if different from (a), the date on which the Common Stock trades “ex” the applicable dividend or distribution.

“Constituent Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation (for the avoidance of doubt, including any certificates of designation with respect to capital stock of such Person), corporate charter or memorandum and articles of association, as the case may be, and bylaws, with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document, and with respect to any other Person, its comparable organizational documents, in each case, as amended or restated.

“DFR Holder” means DFR Holdings, together with any successor or registered assign that is an Affiliate of DFR Holdings.

“DFR Holdings” has the meaning ascribed to such term in the first paragraph of this Warrant.

“Disposition Event” means (a) any merger or consolidation of the Issuer, or any sale of the outstanding Shares or other transaction or series of related transactions (i) as a result of which, in each such case, the holders of the Shares before such merger, consolidation or transfer(s), together with their Affiliates, cease to hold, directly or indirectly, a majority of the Shares or a majority of the outstanding voting securities of any successor to the Issuer immediately following such merger, consolidation or transfer(s), and (ii) in which, in each such case, the holders of the Shares before such merger, consolidation or transfer(s) receive cash (and no other form of consideration) in consideration for their Shares; or (b) a Liquidation Event.

“Dispute” has the meaning assigned to such term in Section 14.12(a).

“Equity Interest” means any type of equity ownership in an entity, including partnership interests in a general partnership or limited partnership, membership interests in a limited liability company, stock or similar security (and any option, warrant, right or security, including debt securities, convertible, exchangeable or exercisable thereto or therefor) in a corporation or the comparable instruments for any other entity or any other interest entitling the holder thereof to participate in the profits of such entity, the proceeds or the disposition of such entity or any portion thereof or to vote for the governing body of such entity.

“Escalation Notice” has the meaning assigned to such term in Section 14.12(b).

“Exercise Notice” has the meaning assigned to such term in Section 2.01.

“Exercise Period” means any time after the Original Issuance Date but prior to the Expiration Date.

“Exercise Price” has the meaning assigned to such term in the first paragraph of this Warrant.

“Expiration Date” means September 24, 2014.

“Governmental Authority” means any foreign, federal, state or local governmental, judicial, legislative, regulatory or administrative agency, commission or authority, and any court, tribunal or arbitrator(s) of competent jurisdiction, including Self-Regulatory Organizations.

“Holder” or “Holders” means the registered holder or holders of this Warrant or the registered holder or holders of certificates issued after the Original Issuance Date (in addition to or in lieu of this Warrant) that represent this Warrant. The Holder as of the date hereof is DFR Holdings.

“include” and “including” shall be construed as if followed by the phrase “, without being limited to,”.

“Issuer” has the meaning assigned to such term in the first paragraph of this Warrant.

“Law” means any statute, code, Order, law, ordinance, rule, regulation or other requirement of any Governmental Authority (including, for the sake of clarity, common law).

“Lien” means any lien, pledge, encumbrance, mortgage, deed of trust, security interest, equity, claim, lease, license, charge, option, adverse right, right of first or last negotiation, offer or refusal, easement or transfer restriction of any kind or nature whatsoever, whether arising by agreement, operation of Law or otherwise.

“Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Issuer.

“net issue exercise” means issuance of a number of Warrant Shares equal to (i) the number of Shares for which the Warrant could then be exercised, multiplied by (ii) the difference between the value of one share of Common Stock in the Disposition Event minus the Exercise Price, then divided by (iii) the value of one share of Common Stock in the Disposition Event.

“New York Court” has the meaning assigned to such term in Section 14.13(a).

“Order” means any judgment, order, injunction, stipulation, decree, writ, doctrine, ruling, assessment or arbitration award or similar order of any Governmental Authority.

“Original Issuance Date” means September 24, 2012.

“Original Warrant” has the meaning ascribed to such term in the second paragraph of this Warrant.

“Permitted Buyer” means any Person that is permitted under applicable Law and any other international, federal, state, local, county or municipal governing regulations, ordinances, rules, orders, compliance protocols, or statutes to own the Warrant Shares being purchased from a Holder following exercise of the Warrant.

“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Redeemable Capital Stock” has the meaning assigned to such term in Section 4.07.

“Redemption Event” has the meaning assigned to such term in Section 4.08.

“Registration Rights Agreement” means the Second Amended and Restated Registration Rights Agreement, dated as of the Original Issuance Date, by and among the Issuer, DFR Holdings and certain other Stockholders, as the same may be modified and supplemented and in effect from time to time.

“SEC” means the United States Securities and Exchange Commission or any successor entity thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Self-Regulatory Organization” means each national securities exchange in the United States of America or other commission, board, agency or body that is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which any Party or any of their respective Subsidiaries is otherwise subject.

“Shares” means, collectively (but without duplication), (a) shares of Common Stock or (b) shares of other classes or series of capital stock of the Issuer that may exist from time to time.

“Stockholders” means the holders of Shares from time to time and “Stockholder” means any one of them.

“Stockholders Agreement” means the Third Amended and Restated Stockholders Agreement by and between the Issuer and DFR Holdings, dated as of December 2, 2013, as the same may be modified and supplemented and in effect from time to time.

“Subsidiary” means, with respect to any Person, a corporation or other Person of which more than fifty percent (50%) of the voting power of the outstanding voting Equity Interests or more than fifty percent (50%) of the outstanding economic Equity Interest is held, directly or indirectly, by such Person.

“Warrant” and “Warrants” have the respective meanings set forth in the second paragraph of this Warrant.

“Warrant Shares” means, collectively (but without duplication), (a) the Shares issuable upon exercise of this Warrant in accordance with its terms, (b) any securities into which or for which such Shares shall have been converted or exchanged pursuant to any recapitalization, reorganization or merger of the Issuer, and (c) any securities issued with respect to the foregoing pursuant to a dividend, distribution or split.

SECTION 2. Exercise of Warrant.

2.01 Mechanics of Exercise. Subject to all of the terms and conditions hereof, during the Exercise Period, a Holder may exercise this Warrant, on one or more occasions, on any Business Day (or any other day on which a Disposition Event occurs), in whole or in part, by delivering to the Issuer, at its office maintained for such purpose pursuant to Section 14.01 hereof, (a) a written notice of the Holder’s election to exercise this Warrant substantially in the form attached hereto as Annex A, which notice shall specify the number of Warrant Shares to be purchased (the “Exercise Notice”), (b) a check or checks payable to the Issuer (or by any other reasonable acceptable form of immediately available funds including by wire transfer) in an aggregate amount equal to the aggregate Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised, (c) this Warrant, and (d) to the extent the Holder is an Affiliate of DFR Holdings and not a party to the Stockholders Agreement, a “statement of adhesion” pursuant to which such Affiliate confirms its agreement to be subject to and bound by all of the provisions set forth in the Stockholders Agreement that are applicable to DFR Holdings Holders (as defined in the Stockholders Agreement).

2.02 Automatic Exercise. If at any time during the Exercise Period, the Issuer effects a Disposition Event, then this Warrant shall automatically (without any act on the part of the Holder) be exercised pursuant to this Section 2.02, effective immediately prior to the consummation of such Disposition Event on a net issue exercise basis to the extent such net issue exercise would result in the issuance of Warrant Shares; provided, that if such net issue exercise would not result in the issuance of Warrant Shares upon the consummation of such Disposition Event, this Warrant shall thereafter be cancelled and be of no further force and effect; provided, further, that in the case of a Disposition Event structured as a merger or consolidation of the Issuer, the Warrant shall be redeemed or cancelled in exchange for a payment of the applicable cash payable to holders of the number of Shares for which the Warrant could then be exercised minus the aggregate Exercise Price. If this Warrant is automatically exercised pursuant to this Section 2.02, the Issuer shall notify the Holder of the automatic exercise as soon as reasonably practicable, and the Holder shall surrender the Warrant to the Issuer in accordance with the terms hereof.

2.03 Certificates. Upon receipt of an Exercise Notice, the Issuer shall, as promptly as practicable and in any event within twenty (20) Business Days thereafter, execute or cause to be executed and deliver or cause to be delivered to the Holder a stock certificate or certificates representing the aggregate number of Warrant Shares and other securities issuable upon such exercise. The stock certificate or certificates for Warrant Shares or other securities so delivered shall be in such denominations as may be specified in the Exercise Notice and shall be registered in the name of the Holder or, subject to Section 14.03 hereof, such other name or names as shall be designated in such Exercise Notice. Except as prohibited by applicable Law, such stock certificate or certificates shall be deemed to have been issued and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such shares, including, to the extent permitted by Law, the right to vote such shares or to consent or to receive notice as a stockholder, as of the date on which the Issuer receives the last of the Exercise Notice, payment of the Exercise Price and this Warrant as aforesaid, and all taxes required to be paid by the Holder prior to the issuance of such shares pursuant to Section 9 hereof, if any, have been paid. If this Warrant shall have been exercised only in part, the Issuer shall, at the time of delivery of the certificate or certificates representing Warrant Shares and other securities, execute and deliver to the Holder a new warrant certificate evidencing the rights of the Holder to purchase the unpurchased Warrant Shares provided for in this Warrant, which new warrant certificate shall in all other respects be identical with this Warrant, or, at the request of the Holder, appropriate notation may be made on this Warrant and the same returned to the Holder. The Issuer agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for Warrant Shares.

2.04 Representations and Warranties. All Warrant Shares shall, upon payment therefor in accordance with Section 2.01, be duly and validly issued, fully paid and nonassessable and free and clear of any Liens, other than (a) those Liens created by the Holder thereof, (b) restrictions under United States federal and state securities laws, and (c) with respect to a DFR Holder, any restrictions under the Stockholders Agreement.

2.05 Fractional Shares. The Issuer shall not be required to issue a fractional Warrant Share upon exercise of this Warrant. As to any fraction of a share that a Holder would otherwise be entitled to purchase upon such exercise, the Holders shall be entitled to a cash adjustment in respect of such final fraction in an amount equal to the same fraction of the Closing Price per share of Common Stock on the Business Day immediately preceding the date of exercise, which cash adjustment may be paid by netting it from the aggregate Exercise Price payable upon such exercise of this Warrant or by payment from the Issuer.

2.06 Regulatory Matters. Except in the case of a net issuance pursuant to Section 2.02, exercise of the Warrant is subject to the condition that the Holder (or such other Person or Persons named in the Exercise Notice) is permitted to own the Warrant Shares under applicable Law.

SECTION 3. Transfer, Division and Combination. Subject to Section 14.03 hereof, transfer of this Warrant and all rights hereunder, in whole or in part, shall be registered on the books of the Issuer to be maintained for such purpose, upon surrender of this Warrant at the office of the Issuer maintained for such purpose pursuant to Section 14.01 hereof, together with a written assignment of this Warrant, substantially in the form of Annex B hereto, duly executed by the Holder or its agent or attorney and payment of funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Issuer shall, subject to Section 14.03 hereof and the immediately following sentence, (a) execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, (b) issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned and (c) promptly cancel this Warrant. This Warrant, if properly transferred in compliance with this Section 3 and Section 14.03 hereof, may be exercised by a transferee, if permitted by the terms hereof, for the purchase of Warrant Shares without having a new Warrant or Warrants issued. Notwithstanding any provision herein to the contrary, the Issuer shall not be required to register the transfer of Warrants or Warrant Shares in the name of any Person who acquired this Warrant (or part hereof) or any Warrant Shares otherwise than in compliance with all applicable restrictions in this Warrant. The Issuer shall maintain at its aforesaid office books for the registration and transfer of the Warrants.

SECTION 4. Adjustments to Exercise Price and Number of Warrant Shares Issuable Upon Warrant Exercise. The Exercise Price and the number of Warrant Shares issuable upon exercise hereof shall be subject to adjustment from time to time as set forth in this Section 4. Notwithstanding anything in this Section 4 to the contrary, in no event shall the Exercise Price be reduced below the par value of a Warrant Share.

4.01 Dividend or Distribution of Common Stock. If the Issuer shall hereafter pay a dividend or make a distribution to all holders of the outstanding shares of Common Stock in shares of Common Stock, the Exercise Price in effect at the opening of business on the date following the Common Stock Record Date shall be reduced by multiplying such Exercise Price by a fraction, (a) the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the Common Stock Record Date and (b) the denominator of which shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the Common Stock Record Date. If any dividend or distribution of the type described in this Section 4.01 is declared but not so paid or made, the Exercise Price shall again be adjusted to the Exercise Price which would then be in effect if such dividend or distribution had not been declared.

4.02 Stock Splits and Reverse Stock Splits. If the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Exercise Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, if the outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Exercise Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

4.03 Other In-Kind Distributions. If the Issuer shall, by dividend or otherwise, distribute to all holders of its shares of Common Stock any class of capital stock of the Issuer (other than any dividends or distributions to which Section 4.01 applies) or evidences of its indebtedness, cash, securities or other assets (excluding any capital stock, evidences of indebtedness, cash or assets distributed upon a merger or consolidation to which Section 5.01 applies), then, in each such case, the Issuer shall make proper provision so that a Holder who exercises this Warrant (or any portion thereof) after the applicable Common Stock Record Date (including any automatic exercise pursuant to Section 2.02 hereunder) shall be entitled to receive upon such exercise or purchase or automatic exercise, in addition to the Warrant Shares issuable upon such exercise, the amount and kind of such distribution that such Holder would have been entitled to receive if such Holder had, immediately prior to such Common Stock Record Date, exercised this Warrant.

4.04 Deferral. In any case in which this Section 4 provides that an adjustment shall become effective immediately after a Common Stock Record Date for an event, the Issuer may defer until the occurrence of such event issuing to the Holder of any Warrant exercised after such Common Stock Record Date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment.

4.05 Treasury Shares. For purposes of this Section 4, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Issuer or by any of its Subsidiaries. The Issuer shall not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Issuer or by any of its Subsidiaries.

4.06 Adjustment of Warrant Shares Issuable. Upon each adjustment of the Exercise Price as a result of the operation of this Section 4, this Warrant shall thereafter evidence the right to purchase, at the adjusted Exercise Price, that number of Warrant Shares obtained by multiplying the number of shares covered by this Warrant immediately prior to this adjustment by the Exercise Price in effect immediately prior to such adjustment and dividing the product so obtained by the Exercise Price in effect immediately after such adjustment of the Exercise Price.

4.07 Redeemable Capital Stock. In the event that a Holder would be entitled to receive upon exercise hereof any Redeemable Capital Stock (as defined below) and the Issuer redeems, exchanges or otherwise acquires all of the outstanding shares or other units of such Redeemable Capital Stock (such event being a “Redemption Event”), then, from and after the effective date of such Redemption Event, the Holder shall be entitled to receive upon exercise, in lieu of shares or units of such Redeemable Capital Stock, the kind and amount of shares of stock and other securities and property receivable upon the Redemption Event by a holder of the number of shares or units of such Redeemable Capital Stock for which this Warrant could have been exercised immediately prior to the effective date of such Redemption Event (assuming, to the extent applicable, that such holder failed to exercise any rights of election with respect thereto and received per share or unit of such Redeemable Capital Stock the kind and amount of stock and other securities and property received per share or unit by a plurality of the non-electing shares or units of such Redeemable Capital Stock), and (from and after the effective date of such Redemption Event) the Holder shall have no other purchase rights under this Warrant with respect to such Redeemable Capital Stock. For purposes of this Section 4.07, “Redeemable Capital Stock” means a class or series of capital stock of the Issuer that provides by its terms a right in favor of the Issuer to call, redeem, exchange or otherwise acquire all of the outstanding shares or units of such class or series.

SECTION 5. Consolidation, Merger, Share Exchange, etc.; Reclassification or Recapitalization.

5.01 Consolidation, Merger, Share Exchange, etc. In case a consolidation, merger or share exchange of the Issuer shall be effected with another Person on or after the Original Issuance Date, then, as a condition of such consolidation, merger or share exchange, lawful and adequate provision shall be made whereby the Holder(s) shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified herein and in lieu of each Warrant Share immediately theretofore purchasable and receivable upon the exercise of the Warrant, such shares of stock or other Equity Interests, securities, cash or other property that would have been received upon such consolidation, merger or share exchange by the holder of a share of Common Stock immediately prior to such event. The Issuer shall not effect any such consolidation, merger or share exchange unless, prior to or simultaneously with the consummation thereof, the successor Person (if other than the Issuer) resulting from such consolidation, merger or share exchange, shall assume, by written instrument, the obligation to deliver to the Holder(s) such shares of stock, securities, cash or other property as, in accordance with the foregoing provisions, such Holder(s) may be entitled to purchase upon the exercise of the Warrant. The above provisions of this Section 5.01 shall similarly apply to successive consolidations, mergers or share exchanges.

5.02 Reclassification or Recapitalization. If the Warrant Shares issuable upon exercise of this Warrant are changed into the same or a different number of shares of any class or classes or series of stock of the Issuer or other securities or property of the Issuer, whether by reorganization, recapitalization, reclassification or otherwise (other than a subdivision or combination of Shares or stock dividend provided for in Section 4 or a consolidation, merger or share exchange provided for in Section 5.01), then from and after each such event, the Holder(s) shall have the right to exercise the Warrant for the amount and kind of shares of stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by a holder of the number of Warrant Shares for which this Warrant would have been exercisable immediately prior to such reorganization, recapitalization, reclassification or change, subject to further adjustment as provided herein.

SECTION 6. Notice to Holder.

6.01 Notice of Events Under Sections 4 or 5. Whenever the number of Warrant Shares issuable upon exercise hereof or the Exercise Price shall be adjusted pursuant to Section 4 or otherwise changed pursuant to Section 5 hereof, the Issuer shall forthwith obtain a certificate signed by an officer or the controller of the Issuer, setting forth, in reasonable detail, the event requiring the adjustment or change and the method by which such adjustment or change was calculated and specifying the adjusted Exercise Price and total number of Warrant Shares (or other securities) issuable upon exercise of the Warrant, as adjusted or changed. Upon request of any Holder, the Issuer shall promptly, and in any case within ten (10) days after the making of such request, cause a signed copy of such certificate to be delivered to such Holder in accordance with Section 14.02 hereof. The Issuer shall keep at its office or agency, maintained for the purposes set forth in Section 14.01 hereof, copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by any Holder or any prospective Permitted Buyer of a Warrant designated by a Holder. Failure to deliver any notice pursuant to this Section shall not affect the legality or validity of any adjustment or change that was to be the subject of such notice.

6.02 Notice of Certain Corporate Actions. In case the Issuer shall propose to (a) pay any dividend to the holders of its Shares or to make any other distribution to the holders of its Shares (other than stock dividends of Shares), (b) offer to the holders of its Shares rights to subscribe for or to purchase any Shares or shares of stock of any class or any other securities or options, warrants or other rights to purchase any securities, (c) effect any reclassification of its Shares (other than a reclassification involving only the subdivision, or combination, of outstanding Shares), (d) effect any capital reorganization, (e) effect a Liquidation Event (or if the Board approves any Liquidation Event), (f) effect any registration of Shares under the Securities Act (whether for the account of the Issuer or for the account of any of its stockholders), (g) effect any Disposition Event (other than a Liquidation Event), or (h) take any action referred to in Sections 4 or 5, then, in each such case, the Issuer shall give to each Holder, in accordance with Section 14.02 hereof, a notice of such proposed action, to the extent, and at substantially the same time and provide substantially the same information as, provided to the holders of Common Stock in connection therewith.

SECTION 7. Reservation and Authorization of Warrant Shares.

7.01 Reservation of Warrant Shares. The Issuer shall at all times reserve and keep available for issue upon the exercise or conversion of the Warrants such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of all outstanding Warrants pursuant to the terms of this Warrant and any adjustment to the number of Warrant Shares issuable hereunder pursuant to Section 4.07 of this Warrant, and, from time to time, will take all steps necessary to amend its Constituent Documents or pass resolutions to provide sufficient reserves of Warrant Shares.

7.02 Corporate Authorization of Adjustments. Before or concurrently with taking any action that would result in an adjustment to the Exercise Price, the Issuer shall take any corporate action that is necessary in order that the Issuer may validly and legally issue fully paid and nonassessable shares of Common Stock free and clear of any Liens, other than (a) those Liens created by the Holder thereof, (b) restrictions under United States federal and state securities laws, and (c) with respect to a DFR Holder, any restrictions under the Stockholders Agreement, upon the exercise of all of the Warrants immediately after the taking of such action.

SECTION 8. Reserved.

SECTION 9. Expenses, Transfer Taxes and Other Charges. The Issuer shall pay any and all expenses, transfer taxes and other charges, including all costs associated with the preparation, issue and delivery of stock or warrant certificates, that are incurred in respect of the issuance or delivery of shares of Common Stock upon exercise of this Warrant pursuant to Section 2 hereof, or in connection with any division or combination of Warrants pursuant to Sections 3, 4 or 5 hereof. The Issuer shall not, however, be required to pay any tax which may be payable in respect of (a) the income, franchise or capital gain of any Holder, (b) any transfer involved in the issue and delivery of Warrant Shares in a name other than that in which this Warrant is registered, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Issuer the amount of any such tax, or has established, to the satisfaction of the Issuer, that such tax has been paid or (c) any transfer of the Warrant, and no transfer shall be made unless and until the Person requesting such transfer has been paid to the Issuer the amount of any such tax, or has established, to the satisfaction of the Issuer, that such tax has been paid.

SECTION 10. No Impairment. The Issuer will not, by amendment of its Constituent Documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder(s) of this Warrant against impairment. Without limiting the generality of the foregoing, the Issuer (i) will not increase the par value of any Shares receivable on the exercise of this Warrant above the amount payable therefor on such exercise, and (ii) will take all such action as may be necessary or appropriate in order that the Issuer may validly and legally issue fully paid and non-assessable Shares on the exercise of this Warrant.

SECTION 11. Registration Rights. Following exercise of this Warrant, the Holder(s) will have certain rights relating to the registration of the shares of Common Stock issued upon exercise hereof at the times and in the manner specified in the Registration Rights Agreement.

SECTION 12. No Voting Rights. No Holder by virtue of this Warrant shall be entitled to any voting or other rights as a stockholder of the Issuer or to be deemed the holder of Common Stock, nor shall anything contained herein be construed to confer upon any Holder any of the rights of a stockholder of the Issuer or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance or reclassification of shares, change of par value or change of shares to no par value, consolidation, merger or conveyance or otherwise), or to receive notice of meetings or to receive subscription rights, except to the extent otherwise provided in this Warrant and this Section 12.

SECTION 13. Reserved.

SECTION 14. Miscellaneous.

14.01 Office of Issuer. So long as any of the Warrants remain outstanding, the Issuer shall maintain an office in the continental United States of America where the Warrants may be presented for exercise, transfer, division or combination as in this Warrant provided. Such office shall be at 250 Park Avenue, 4th Floor, New York, NY 10177, unless and until the Issuer shall designate and maintain some other office for such purposes and give notice thereof to all Holders.

14.02 Notices Generally. Any notices and other communications pursuant to the provisions hereof shall be sent in accordance with Section 5.3 of the Stockholders Agreement.

14.03 Transferability. The Holder may transfer this Warrant at any time, in whole or in part, without the consent of the Issuer, (a) to any Affiliate of the Holder, or (b) to any Person that is not an Affiliate of the Holder; provided that any transfer under this Section 14.03(b) is made in compliance with the Securities Act and Section 3.

14.04 Amendments and Waivers. Any term of this Warrant may be amended and the observance of any terms of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Issuer and the Holders at the time thereof.

14.05 Headings. The headings contained in this Warrant are for reference purposes only and shall not affect in any way the meaning or interpretation of this Warrant.

14.06 Severability. If any provision of this Warrant, or the application thereof to any person or circumstance, is invalid or unenforceable in any jurisdiction: (a) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of their invalid or unenforceable provision; and (b) the remainder of this Warrant and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability of such provision affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

14.07 Governing Law; Waiver of Jury Trial. THIS WARRANT (AND ANY CLAIMS OR DISPUTES ARISING OUT OF OR RELATED HERETO OR TO THE TRANSACTIONS CONTEMPLATED HEREBY OR TO THE INDUCEMENT OF ANY PARTY TO ENTER HEREIN, WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE AND WHETHER PREDICATED ON COMMON LAW, STATUTE OR OTHERWISE) SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CHOICE OF LAW RULES THAT WOULD APPLY THE LAWS OF ANY OTHER JURISDICTION. THE PARTIES HERETO EACH HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.08 Limitation of Liability. No provision hereof, in the absence of affirmative action by the Holder to purchase Warrant Shares, and no mere enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the Exercise Price or as a stockholder of the Issuer, whether such liability is asserted by the Issuer, by any creditor of the Issuer or any other Person.

14.09 Replacement. On receipt of evidence reasonably satisfactory to the Issuer of the loss, theft, destruction, or mutilation of this Warrant and, in the case of loss, theft, or destruction, on delivery of any indemnity agreement or bond reasonably satisfactory in form and amount to the Issuer or, in the case of mutilation, on surrender and cancellation of this Warrant, the Issuer at its expense will execute and deliver, in lieu of this Warrant, a new Warrant of like tenor.

14.10 Binding Effect. This Warrant shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Warrant is intended or shall be construed to confer upon any person other than the parties hereto.

14.11 Remedies. In the event of a breach of this Warrant, the Holder shall be entitled to injunctive relief and specific performance of its rights under this Warrant, in addition to all of its rights granted by Law, including recovery of damages. The Issuer agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach of this Warrant by the Issuer and hereby waives any defense in any action for injunctive relief or specific performance that a remedy at Law would be adequate.

14.12 Dispute Resolution.

(a) Except with respect to any request for equitable relief (including interim relief), any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Warrant, or the validity, interpretation, breach or termination of this Warrant, including claims seeking redress or asserting rights under any Law (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Section 14.12. Until completion of such procedures, no party may take any action to force a resolution of a Dispute by any judicial or similar process, except to the limited extent necessary to (i) avoid expiration of a claim that might eventually be permitted by this Warrant or (ii) obtain equitable relief; provided, that the rights reserved in clause (i) of Section 14.12(a) may be exercised within three (3) months prior to the expiration of the applicable claim.

(b) Any party hereto seeking resolution of a Dispute shall first serve on the other a notice (an “Escalation Notice”) specifying the details of the relevant Dispute and requiring that such Dispute be referred to the representatives designated by each party. In the event that such parties’ representatives are unable to resolve such disagreement within fifteen (15) Business Days following the Escalation Notice, either party hereto may submit the

Dispute for resolution by mediation pursuant to the International Institute for Conflict Prevention & Resolution Mediation Procedure as then in effect. Mediation will continue for at least thirty (30) days from the date such mediation was commenced, unless the mediator chooses to withdraw sooner.

(c) All offers of compromise or settlement among the parties in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production and shall not be admissible in evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Dispute.

(d) For the avoidance of doubt, the parties hereto agree that either of them may seek interim measures including injunctive relief in relation to the provisions of this Warrant or the parties’ performance of it from any New York Court.

14.13 Jurisdiction.

(a) Each of the parties hereto agrees that if any Dispute is not resolved pursuant to the procedures set forth in Section 14.12, such Dispute shall be resolved only in the State Courts of the State of New York, New York County or the United States District Court located in the State of New York, New York County (the “New York Courts,” and each, a “New York Court”). In that context, and without limiting the generality of the foregoing, each of the parties hereto by this Warrant irrevocably and unconditionally:

(b) submits for itself and its property in any Action relating to this Warrant or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the New York Courts, and agrees that all claims in respect of any such Action shall be heard and determined in the New York Courts;

(c) consents that any such Action may and shall be brought in the New York Courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in the New York Courts or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(d) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 14.02; and

(e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

14.14 Counterparts. This Warrant may be executed in counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original and each of which shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Issuer has duly executed this Warrant.

Dated:

CIFC Corp.

By:
Name:
Title:

DFR Holdings, LLC

By:
Name:
Title:

Signature Page to Warrant

ANNEX A
to
Warrant

FORM OF EXERCISE

(To be executed by the registered holder hereof)

The undersigned registered owner of this Warrant irrevocably exercises this Warrant for the purchase of [                ] shares of Common Stock of CIFC Corp., and herewith makes payment therefor, all on the terms and conditions specified in this Warrant, and requests that (i) certificates and/or other instruments covering such shares of Common Stock be issued in accordance with the instructions given below and (ii) if such shares of Common Stock shall not include all of the Warrant Shares to which the Holder is entitled under this Warrant, that a new Warrant of like tenor and date for the unpurchased balance of Warrant Shares issuable hereunder be delivered to the undersigned.

Dated:

(Signature of Registered Holder)

Instructions for issuance and
registration of shares of Common Stock:

Name of Registered Holder
(please print)

Social Security or other Identifying Number:

Please deliver certificate to the following address:

Street

City, State and Zip Code

ANNEX B
to
Warrant

FORM OF ASSIGNMENT

(To be executed by the registered holder hereof)

FOR VALUE RECEIVED the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the assignee named below all the rights of the undersigned under this Warrant with respect to the number of Warrant Shares covered thereby set forth hereinbelow:

Name of Assignee	Address	Number of Warrant Shares

Dated:

Signature of Registered Holder

Name of Registered Holder
(Please Print)

Witness: